EXHIBIT 99.1

Genprex Announces First Patient Dosed in Phase 1/2 Acclaim-1 Clinical Trial of

REQORSA™ Immunogene Therapy in Combination with Tagrisso® to Treat

Non-Small Cell Lung Cancer

Company has FDA Fast Track Designation for combination of REQORSA and Tagrisso

Preclinical Data Presented at American Association of Clinical Research (AACR) 2021 Showed That REQORSA Can Overcome Resistance to Tagrisso

AUSTIN, Texas — (March 2, 2022) — Genprex, Inc. (“Genprex” or the “Company”) (NASDAQ: GNPX), a clinical-stage gene therapy company focused on developing life-changing therapies for patients with cancer and diabetes, today announced that the first patient was dosed in the Acclaim-1 clinical trial, an open-label, multi-center Phase 1/2 clinical trial evaluating the Company’s lead drug candidate, REQORSA™ Immunogene Therapy, in combination with Tagrisso® (osimertinib) in patients with late-stage non-small cell lung cancer (NSCLC) whose disease progressed after treatment with Tagrisso. In 2020, Genprex received U.S. Food and Drug Adminstration’s (FDA) Fast Track Designation for treatment of the Acclaim-1 patient population.

“This is an exciting milestone for Genprex that we believe brings us one step closer to achieving our goal to validate the potential benefits of REQORSA in NSCLC patients who have life-limiting disease and few treatment options,” stated Mark S. Berger, M.D., Chief Medical Officer of Genprex. “Based on both the preclinical data and previous clinical data, REQORSA has the potential to improve the response to current targeted therapies, such as Tagrisso, for this study patient population. We look forward to continuing to advance this important trial."

The Acclaim-1 clinical trial is an open-label, multi-center Phase 1/2 clinical trial evaluating the Company’s lead drug candidate, REQORSA, in combination with Tagrisso in patients with late-stage NSCLC with activating epidermal growth factor receptor (“EGFR”) mutations whose disease progressed after treatment with Tagrisso. Genprex expects the Phase 1 portion of the Acclaim-1 trial to enroll up to 18 patients in a dose escalation study to determine the maximum tolerated dose of the combination. The Phase 2 portion of the study is expected to enroll approximately 74 patients to be randomized 1:1 to receive either REQORSA and Tagrisso combination therapy or Tagrisso monotherapy. The primary endpoint of the Phase 2 portion of the trial is progression-free survival, which is defined as time from randomization to progression or death. An interim analysis will be performed at 25 events.

Genprex recently added four new clinical trial sites for the Acclaim-1 trial in order to accelerate enrollment, bringing the current number of sites to five. The Company expects to add additional sites for the Phase 2 portion of the trial.

Genprex previously announced the Centralized Institutional Review Board (IRB) approval for the Acclaim-1 clinical trial in NSCLC. Additional information about the Acclaim-1 clinical trial can be found by visiting ClinicalTrials.gov.

“Despite recent advances in immuno-oncology and other targeted treatments, NSCLC remains a significant unmet medical need as resistance to Tagrisso and other targeted therapies is a common clinical problem,” said Dr. Berger. “REQORSA is a pan-kinase inhibitor shown to inhibit both the EGFR and AKT oncogenic kinase pathways. We believe that REQORSA’s multimodal activity will block emerging bypass pathways, reducing the probability that drug resistance develops.”

Preclinical Data at AACR 2021

Supportive preclinical data on the combination of REQORSA and Tagrisso (osimertinib) were presented by Genprex collaborators at the 2021 American Association of Clinical Research (AACR) annual meeting. The data showed that REQORSA and Tagrisso had a synergistic antitumor effect in EGFR mutant Tagrisso resistant NSCLC tumor xenograft models. In the preclinical study, researchers developed an osimertinib-resistant H1975-OsiR isogenic cell line through continuous exposure to osimertinib. Xenograft tumors from both H1975-parental and H1975-OsiR cells were grown in NSG mice and were treated with osimertinib. The combination of REQORSA and osimertinib showed a robust antitumor effect compared with single agent treatment groups against H1975-OsiR tumors.

Tagrisso® is a registered trademark of AstraZeneca plc and its largest selling drug with 2021 sales of over $5 billion.

About REQORSA

REQORSA™ Immunogene Therapy (quaratusugene ozeplasmid) for non-small cell lung cancer (NSCLC) uses Genprex’s unique, proprietary ONCOPREX® Nanoparticle Delivery System, which is the first systemic gene therapy delivery platform used for cancer in human clinical trials.

The active ingredient in REQORSA is the TUSC2 gene, a tumor suppressor gene. REQORSA consists of the TUSC2 gene encapsulated in a nanoparticle made from lipid molecules with a net positive electrical charge. REQORSA is injected intravenously and can specifically target cancer cells, which generally have a negative electrical charge. Once REQORSA is taken up into a cancer cell, the TUSC2 gene is expressed, and the TUSC2 protein is capable of restoring certain defective functions arising in the cancer cell. REQORSA has a multimodal mechanism of action whereby it interrupts cell signaling pathways that cause replication and proliferation of cancer cells, re-establishes pathways for programmed cell death, or apoptosis, in cancer cells, and modulates the immune response against cancer cells. REQORSA has also been shown to block mechanisms that create drug resistance.

About Genprex, Inc.

Genprex, Inc. is a clinical-stage gene therapy company focused on developing life-changing therapies for patients with cancer and diabetes. Genprex’s technologies are designed to administer disease-fighting genes to provide new therapies for large patient populations with cancer and diabetes who currently have limited treatment options. Genprex works with world-class institutions and collaborators to develop drug candidates to further its pipeline of gene therapies in order to provide novel treatment approaches. Genprex’s oncology program utilizes its unique, proprietary, non-viral ONCOPREX® Nanoparticle Delivery System, which the Company believes is the first systemic gene therapy delivery platform used for cancer in humans. ONCOPREX encapsulates the gene-expressing plasmids using lipid nanoparticles. The resultant product is then administered intravenously, where it is then taken up by tumor cells that express proteins that are deficient. The Company’s lead product candidate, REQORSA™ (quaratusugene ozeplasmid), is being evaluated as a treatment for non-small cell lung cancer (NSCLC). REQORSA has a multimodal mechanism of action that has been shown to interrupt cell signaling pathways that cause replication and proliferation of cancer cells; re-establish pathways for apoptosis, or programmed cell death, in cancer cells; and modulate the immune response against cancer cells. REQORSA has also been shown to block mechanisms that create drug resistance. In 2020, the U.S. Food and Drug Administration (FDA) granted Fast Track Designation for REQORSA for NSCLC in combination therapy with AstraZeneca’s Tagrisso® (osimertinib) for patients with EFGR mutations whose tumors progressed after treatment with Tagrisso. In 2021, the FDA granted Fast Track Designation for REQORSA for NSCLC in combination therapy with Merck & Co’s Keytruda® (pembrolizumab) for patients whose disease progressed after treatment with Keytruda.

For more information, please visit the Company’s web site at www.genprex.com or follow Genprex on Twitter, Facebook and LinkedIn.

Cautionary Language Concerning Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of management, are not guarantees of performance and are subject to significant risks and uncertainty. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in Genprex’s reports that it files from time to time with the Securities and Exchange Commission and which you should review, including those statements under “Item 1A – Risk Factors” in Genprex’s Annual Report on Form 10-K and “Part II, Item 1A” of Genprex’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021.

Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding: the timing and success of Genprex’s clinical trials and regulatory approvals, including the extent and impact of the COVID-19 pandemic; the effect of Genprex’s product candidates, alone and in combination with other therapies, on cancer and diabetes; Genprex’s future growth and financial status; Genprex’s commercial and strategic partnerships including the scale up of the manufacture of its product candidates; and Genprex’s intellectual property and licenses.

These forward-looking statements should not be relied upon as predictions of future events and Genprex cannot assure you that the events or circumstances discussed or reflected in these statements will be achieved or will occur. If such forward-looking statements prove to be inaccurate, the inaccuracy may be material. You should not regard these statements as a representation or warranty by Genprex or any other person that Genprex will achieve its objectives and plans in any specified timeframe, or at all. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Genprex disclaims any obligation to publicly update or release any revisions to these forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law.

Genprex, Inc.

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